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                                                                 Exhibit 3.08.01


                                    AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                      AUTOMOTIVE INFORMATION SYSTEMS, INC.

         I, the undersigned, Kenneth Norman, being the Secretary of Automotive Information Systems, Inc. (the "Corporation"), a corporation organized under and subject to the provisions of Chapter 302A, Minnesota Business Corporation Act, do hereby certify that Pursuant to actions duly taken by the board of directors and shareholders of the Corporation, the following resolutions were adopted:

         RESOLVED, That Article III of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

         1. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares, divided into two classes, of which Nineteen Million One Hundred Thousand (19,100,000) shares shall be designated common stock, with par value of $0.01 per share ("Common Stock"), and of which Nine Hundred Thousand (900,000) shares shall be designated Series A convertible preferred stock, with par value of $1.00 per share, ("Series A Preferred Stock") (and referred to collectively, the "Capital Stock"). Subject to the terms and conditions set forth below, the Board of Directors may, from time to time, issue any and all shares of the Corporation authorized herein, and may determine the value of non-monetary consideration received for shares.

         2. The preferences, privileges, special rights, qualifications, limitations and restrictions granted to or imposed upon each class or series of shares of Capital Stock shall be as follows:

         (A)      Voting Rights.

                  On all matters submitted to the stockholders, each holder of Common Stock shall have one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation, subject to the terms below. Series A Preferred Stock shall be non-voting. No holder of any shares of Capital Stock shall have any cumulative voting rights.

         (B)      Preemptive Rights.

                  None of the shares of Capital Stock of the Corporation shall have preemptive rights.

         (C)      Preferred Stock.

                  (1) Dividends. The holders of record of Series A Preferred Stock shall be entitled to receive cash dividends at the annual rate of $.08 per share of Preferred Stock, paid semi-annually, when and as declared, and if so declared, such dividends shall be paid within 30 days of such declaration, provided that no dividend shall be declared and paid until completion of the calendar year ended December 31, 1993. Dividends shall not accumulate unless declared
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and not paid. No interest shall accrue on such cumulative dividends. No dividends shall be declared or paid with respect to any shares of Common Stock unless all cumulative dividends are paid on the Preferred Stock. Dividends shall be made payable on the Capital Stock out of funds legally available for the declaration of dividends.

                  (2) Liquidation Right and Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of the sale of all or substantially all of its assets to another person, or in the event of a consolidation or merger of the Corporation with or into another corporation in which the Corporation is not the surviving corporation, the holders of Series A Preferred Stock shall be entitled to receive in cash, out of the assets of the Corporation, an amount equal to $1.00 per share for each outstanding share of Series A Preferred Stock plus any dividends accrued and not paid (the liquidation Preference") before any payment shall be made or any assets distributed to the holders of Common Stock or any other class of Capital Stock of the Corporation ranking junior to the Series A Preferred Stock. If, upon any liquidation, dissolution or winding up of the Corporation or the sale by the Corporation of all or substantially all of its assets or such consolidation or merger, the assets of the Corporation are insufficient to pay the Liquidation Preference to the holders of Series A Preferred Stock, the holders of such Series A Preferred Stock shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Series A Preferred Stock upon such liquidation. dissolution, sale, reorganization, consolidation or merger, subject to the rights of any class of Capital Stock ranking junior to Series A Preferred Stock and senior to the Common Stock which may then be authorized and outstanding, the holders of Common Stock shall be paid an amount equal to the purchase price paid by each such holder, in cash, and if the assets of the Corporation are insufficient to pay this amount in full, the holders of such Common Stock shall share pro rata in such distribution in proportion to the full holders amounts to which they would otherwise be respectively entitled. Thereafter, all holders of the Capital Stock, including the holders of the Series A Preferred Stock, shall be entitled to share ratably in all the assets of the Corporation thereafter remaining. For purposes of this distribution of assets to the holders of the Capital Stock in general, the Series A Preferred Stock shall be counted on an as-if-converted basis.

                  (3)      Conversion Rights.

                           (a)      Conversion Rights of Series A Preferred
                                    Stock.

                                    (i) Optional Conversion. In the event that
                           the Corporation fails to make an optional redemption payment according to the schedule in Section 2(c)(5)(a), each share of Series A Preferred Stock otherwise then subject to such redemption shall be convertible at the option of the holder thereof into Common Stock of the Corporation in accordance with the provisions and subject to the adjustments provided for in Section 2(C)(3)(a)(iii) hereof, although each share of Series A Preferred Stock called for redemption by the Corporation shall cease to be convertible on and after the redemption date if provision shall have been made for its payment. In order to exercise the conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate to the Corporation at its


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                           principal office, duly endorsed to the Corporation
                           and accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. Series A Preferred Stock converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Series A Preferred Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, and subject to Section 2(C)(3)(a)(iii)[d] below, the Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or certificates for the balance of Series A Preferred Stock surrendered, if any, not so converted into Common Stock.

                                    (ii) Mandatory Conversion. In the event that
                           shares of Series A Preferred Stock which are subject to optional conversion are subsequently called for redemption by the Corporation, the holder shall have the election to either tender such shares of Series A Preferred Stock for redemption or have the said shares automatically converted into shares of Common Stock, which election shall be made within thirty
                           (30) days of receipt of the redemption notice. Shares not tendered for redemption within such thirty (30) day period shall be deemed to be automatically converted.

                                    (iii) Conversion Price and Adjustments. The
                           number of shares of Common Stock issuable in exchange for each share of Series A Preferred Stock upon optional conversion shall be equal to One Dollar ($1.00), divided by the conversion price (the "Conversion Price") then in effect for that series of Preferred Stock. The Conversion Price for Series A Preferred Stock shall initially be One Dollar ($1.00), but shall be subject to adjustment from time to time as hereinafter provided:

                                            [a] In case the Corporation shall at
                                    any time subdivide or split its outstanding
                                    Common Stock into a greater number of shares or declare any dividend payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                                            [b] With the exception of 350,000
                                    shares of Common Stock of the Corporation which have been reserved for issuance of stock options to officers, directors and employees of the


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                                    Corporation, ("the Reserved Option Shares"),
                                    if and whenever the Corporation shall issue or sell any shares of Common Stock for a consideration per share less than the Conversion Price then in effect for Series A Preferred Stock (other than dividends payable in Common Stock) or shall issue any options, warrants or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect for Series A Preferred Stock then, upon such issuance or sale of such shares; options; warrants or other purchase rights, the Conversion Price in effect immediately prior to such issuance or sale for Series A Preferred Stock shall be reduced to the price at which such shares of Common Stock were sold or at which shares of Common Stock are issuable upon the exercise of such options, warrants or other purchase rights. If any options or purchase rights that are taken into account in any such adjustment of the Conversion Price for Series A Preferred Stock subsequently expire without exercise, the Conversion Price for the Series A Preferred Stock shall be recomputed at the time of expiration by deleting such options or purchase rights.

                                            [c] No fractional Common Stock or
                                    scrip representing fractional shares of
                                    Common Stock shall be issued upon the
                                    conversion of Series A Preferred Stock.
                                    Instead of any fractional shares of Common
                                    Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the Series A Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the date of conversion.

                                            [d] In the event some but not all of
                                    the Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted or redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted or redeemed.

                                    (iv) Notice of Conversion Price Adjustment.
                           Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion. Price resulting from such adjustment and the increase or decrease, if any, in the number of shares


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                           receivable at such price upon the conversion of
                           "Series A" Preferred Stock, setting forth, in reasonable detail, the method of calculation and the facts upon which such calculation is based.

                                    (v) Rights to Preconversion Dividends and
                           Other Distributions. In the event of conversion, the holders of Series A Preferred Stock shall have the following rights to dividends declared with respect to the Common Stock, and certain properties received by the holders of Common Stock:

                                            [a] Upon conversion, all accrued
                                    unpaid dividends, whether declared or
                                    undeclared, with respect to the converted
                                    Series A Preferred Stock to which the
                                    holders of the Series A Preferred Stock were entitled under Section 2(C) (1) shall (i) continue following conversion, or, (ii) subject to the election of the holder, may be converted into additional shares of Common Stock at the then existing Conversion Price.

                                            [b] In case prior to conversion the
                                    Corporation shall declare a dividend or
                                    distribution upon the Common Stock payable other than in cash out of earnings or surplus or other than in Common Stock, then thereafter each holder of shares of Series A Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such Series A Preferred Stock shall respectively be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder
                                    (aa) had been the record holder of the
                                    number of shares of Common Stock received upon such conversion, and (bb) had retained all dividends or distributions in stock or securities payable in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock.

                                            [c] Subject to the provisions of
                                    Section 2(C) (2) regarding liquidation
                                    rights, if any capital reorganization or reclassification of the Capital Stock of the Corporation, or consolidation or merger of the Corporation, with another corporation or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series A Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of


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                                    the Corporation immediately theretofore
                                    receivable upon the conversion of such
                                    Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of shares of outstanding Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon the conversion or such Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Series A Preferred Stock) shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than the Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Series A Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

                                    (v)      Notice of Certain Events. In case
                                             any time:

                                             [a] the Corporation shall pay any
                                    dividend payable in stock upon Common Stock or make any distribution (other than regular cash dividends) to the holders of Common Stock; or

                                             [b] the Corporation shall offer for
                                    subscription pro rata to the holders of
                                    Common Stock any additional shares of stock of any class or other rights; or

                                             [c] there shall be any capital
                                    reorganization, reclassification of the
                                    Capital Stock of the Corporation, or
                                    consolidation or merger of the Corporation with, or sale of all or substantially all of its assets, to another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of the Corporation with or into another corporation if, following such merger or consolidation the Stockholders of the Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity; or


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                                             [d] there shall be a voluntary or
                                    involuntary dissolution, liquidation or
                                    winding up of the Corporation;

                                             then, in any one or more of said
                                    cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address of such holders as shown on the books of the Corporation, of the date on which (aa) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (bb) such reorganization, reclassification, consolidation, merger, sale dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify, the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

                                    (vii) Reservation of Shares of Common Stock.
                           The Corporation shall at all time reserve and keep available out of its authorized but unissued Common Stock the full number of shares of such Common Stock into which all shares of Series A Preferred Stock from time to time outstanding are convertible.

         (5)      Redemption Rights.

                  (a) On or after March 1, 1994, and for each calendar year thereafter, the Corporation may, but shall not be required to, redeem, at a redemption price equal to One Dollar per share plus accrued but unpaid dividends, the following number of shares of Series A Preferred Stock on the following schedule:

                  March 1, 1994 -   200,000 shares
                  March 1, 1995 -   300,000 shares
                  March 1, 1996 -   up to 400,000 shares

                  In the event the Corporation does not redeem shares in any year, such shares shall thereafter become subject to optional conversion under Section 2(c)(3)(a)(i) hereof. All determinations as to shares subject to redemption shall be done on a pro rata basis among all holders of Series A Preferred Stock.

                  The redemption call shall be made in writing to the holders of record of Series A Preferred Stock and shall provide at least thirty
         (30) days to tender the shares to the Corporation. The redemption offer shall contain a calculation of the redemption price.


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         Any holder of Series A Preferred Stock who receives a redemption call in accordance with the schedule set forth above shall be obligated to tender his/her shares to the Corporation on or before the designated redemption date by surrendering the certificate or certificates evidencing the shares to be redeemed to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment from the Corporation for such shares. Shares not tendered shall nevertheless be treated as retired. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, the Corporation shall issue a new certificate for the unredeemed shares. If a redemption call is made after the dates scheduled above, then during the thirty (30) day period the holder of Series A Preferred Stock shall have the right, in lieu of accepting the redemption offer, to convert those shares of Series A Preferred Stock into Common Stock in accordance within the provisions and subject to the adjustments provided for in Section 2(c)(3)(a)(iii) by providing the Corporation with notice of such election. If the election to convert the shares of Preferred Stock is not made during such thirty
         (30) day period, the shares shall be deemed to be retired.

         FURTHER RESOLVED, That the President and Secretary of the Corporation be and they are hereby authorized and directed to make, execute and acknowledge a Certificate of the Corporation embracing the amendments to the Articles of Incorporation and to cause such Certificate to be filed for record with the Secretary of State of the State of Minnesota in the manner required by law, to be made effective upon the date as set forth herein:

         IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of September, 1993.


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